MUTUAL LIMITED WAIVER

         This MUTUAL LIMITED WAIVER (this "Waiver"), dated as of January 5, 2002, among Exodus Communications, Inc., a Delaware corporation ("Exodus"), American Information Systems, Inc., an Illinois corporation, Arca Systems, Inc., a Delaware corporation, Cohesive Technology Solutions, Inc., a Delaware corporation, GlobalCenter Holding, Co., a Delaware corporation, GlobalCenter, Inc., a Delaware corporation, and Service Metrics, Inc., a Delaware corporation (each a "Seller" and, together with Exodus, the "Sellers"); Digital Island Inc. (the "Buyer"); and Cable and Wireless plc, a public limited company organized under the laws of England and Wales ("Parent"), is made with reference to that certain Asset Purchase Agreement, dated as of November 29, 2001 (the "Agreement"), by and among the Sellers, Parent and the Buyer. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Agreement.

                                 WITNESSETH

         WHEREAS, the Sellers, Buyer and Parent agree to a mutual limited waiver of certain provisions contained in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                 ARTICLE I

                               LIMITED WAIVER

         Section 1.1. Sellers' Waiver. The Sellers hereby waive compliance by Parent and the Buyer with:

                           (a) the provision contained in the sixth sentence of Section 2.1(a)(ii) of the Agreement that requires the Parent and the Buyer to notify Exodus, on or before the seventh Business Day prior to the date of the Primary Sale Hearing, of the equipment listed on Part I or Part II of Schedule 2.1(a)(ii), which the Buyer elects to acquire; and

                           (b) the provision contained in the sixth sentence of Section 2.1(a)(iii) of the Agreement that requires the Parent and the Buyer to notify Exodus, on or before the seventh Business Day prior to the date of the Primary Sale Hearing, of the Scheduled Operating Leases listed in Part I or Part II of Schedule 2.1(a)(iii), which the Buyer elects to acquire solely to extent necessary to extend the time for performance of each such obligation by Parent and the Buyer until 5:00 p.m. (Pacific time) on January 10, 2002.

         Section 1.2. Buyer and Parent's Waiver. The Buyer and Parent hereby waive compliance by Exodus with:

                           (a) the provision contained in the sixth sentence of Section 2.1(a)(ii) of the Agreement that requires Exodus to provide notice of the Buyer's election by overnight mail or facsimile to each relevant counterparty promptly upon receipt of the notice of the election from the Buyer and Parent; and

                           (b) the provision contained in the final sentence of Section 2.1(a)(iii) of the Agreement that requires Exodus to provide notice of the Buyer's election by overnight mail or facsimile to the relevant lessors promptly after receipt of the notice of the election from the Buyer and Parent solely to the extent necessary to extend the time for performance by Exodus of each such obligation until 7:00 p.m. (Pacific time) on the Business Day following the date of compliance by Parent and the Buyer with the obligations referred to in Section 1.1 of this Waiver.

                                 ARTICLE II

                               MISCELLANEOUS

         Section 2.1. Full Force and Effect. Except as specifically provided by this Waiver, the Agreement shall remain in full force and effect. The execution, delivery and performance of this Waiver shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Sellers, Parent or the Buyer under the Agreement.

         Section 2.2. Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Waiver shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

         Section 2.3. Headings. The section headings contained in this Waiver are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 2.4. Counterparts. This Waiver may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.


         IN WITNESS WHEREOF, this Waiver has been signed on behalf of each of the parties hereto as of the date first written above.

GLOBALCENTER, INC.                           EXODUS COMMUNICATIONS, INC.


By: /s/ William M. Austin                    By: /s/ William M. Austin
   ----------------------------------           ------------------------------
   Name:  William M. Austin                     Name:  William M. Austin
   Title: Chief Financial Officer               Title: Executive Vice President,
                                                       Finance, Chief
                                                       Administrative Officer
                                                       and Chief Financial
                                                       Officer


SERVICE METRICS, INC.                        AMERICAN INFORMATION SYSTEMS, INC


By: /s/ William M. Austin                    By: /s/ William M. Austin
   ----------------------------------           ------------------------------
   Name:  William M. Austin                     Name:  William M. Austin
   Title: Chief Financial Officer               Title: Chief Financial Officer


CABLE AND WIRELESS PLC                       ARCA SYSTEMS, INC.


By: /s/ Warren Tucker                        By: /s/ William M. Austin
   ----------------------------------           -----------------------------
   Name:  Warren Tucker                         Name:  William M. Austin
   Title: Deputy Group Finance Director         Title: Chief Financial Officer


DIGITAL ISLAND INC.                          COHESIVE TECHNOLOGY SOLUTIONS, INC.


By: /s/ Chris Albinson                       By: /s/ William M. Austin
   ---------------------------------            ------------------------------
   Name:  Chris Albinson                        Name:  William M. Austin
   Title: Chief Strategy Officer                Title: Chief Financial Officer


                                             GLOBAL CENTER HOLDING, CO.


                                             By: /s/ William M. Austin
                                                ------------------------------
                                                Name:  William M. Austin
                                                Title: Chief Financial Officer



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                        TO ASSET PURCHASE AGREEMENT]